UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check appropriate box:
|_|    Preliminary Proxy Statement
|_|    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|    Definitive Proxy Statement
|_|    Definitive Additional Materials
|X|   Soliciting Material under Rule 14a-12

                                AZTAR CORPORATION
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
|X|    No fee required.
|_|    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

|_|    Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)   Amount Previously Paid:

       (2)   Form, Schedule or Registration Statement No.:

       (3)   Filing Party:

       (4)   Date Filed:

                                                   Filed by: Aztar Corporation
                                                       Pursuant to Rule 14a-12
                                     under the Securities Exchange Act of 1934

                                            Subject Company: Aztar Corporation
                                                    Commission File No. 1-5440




Aztar Corporation, a Delaware corporation, has mailed the following letter to its stockholders together with its annual report.


April 2006

To Our Shareholders:

Your Board of Directors and management have always been committed to building the value of Aztar Corporation for the benefit of you, our shareholders. Consistent with that commitment, on March 13, 2006, we entered into a merger agreement with Pinnacle Entertainment, Inc., under which each of your shares of Aztar common stock would be exchanged for $38.00 in cash. The transaction with Pinnacle is subject to approval by our shareholders and the satisfaction of customary closing conditions, including the receipt of necessary regulatory and governmental approvals.

Since the signing of the merger agreement with Pinnacle, we have received two unsolicited proposals relating to a possible acquisition of Aztar. The first proposal was received on March 30, 2006 from Colony Capital Acquisitions, LLC to acquire Aztar in a merger transaction in which each of your shares of Aztar common stock would be exchanged for $41.00 in cash. The second proposal was received on April 2, 2006 from Ameristar Casinos, Inc. to acquire Aztar in a merger transaction in which each of your shares of Aztar common stock would be exchanged for $42.00 in cash.

Consistent with its fiduciary duties and in accordance with the provisions of the merger agreement with Pinnacle, your Board of Directors has determined to enter into separate discussions with each of Colony and Ameristar regarding their proposals. Your Board of Directors will carefully evaluate all aspects of the proposals from each of Colony and Ameristar. No recommendation is being made at this time with respect to the proposals of either Colony or Ameristar, and there is no assurance that a transaction with either party will result from our discussions.

Thank you for the confidence you placed in us when you made your investment in our company. We appreciate your support through the years.

/s/ Robert M. Haddock

Robert M. Haddock
Chairman of the Board, President and Chief Executive Officer


Additional Information and Where to Find It

This letter may be deemed to be solicitation material in respect of the proposed merger of Aztar and Pinnacle. In connection with the proposed merger, Aztar plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF AZTAR ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to stockholders of Aztar. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by Aztar with the SEC, at the SEC's web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and Aztar's other filings with the SEC may also be obtained from Aztar. Free copies of Aztar's filings may be obtained by directing a request to Aztar Corporation, 2390 East Camelback Road, Suite 400, Phoenix, Arizona 85016,
Attention: Secretary.

Aztar, Pinnacle and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Aztar's stockholders in favor of the proposed merger. Information regarding Aztar's directors and executive officers is available in Aztar's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on March 30, 2005. Information regarding Pinnacle's directors and executive officers is available in Pinnacle's proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 4, 2005. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.